UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Graco Inc.
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GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Please join us on Friday, April 26, 2013, at 1:00 p.m. Central Time for Graco Inc.’s Annual Meeting of Shareholders at the George Aristides Riverside Center, located at 1150 Sibley Street N.E., Minneapolis, Minnesota.

At this meeting, shareholders will consider the following matters:

1.	Election of three directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2013.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	Amendment of the Restated Articles of Incorporation to adopt majority voting for the election of directors.

5.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 25, 2013, are entitled to vote at this meeting or any adjournment.

We encourage you to join us and vote at the meeting. Regardless of whether you plan on attending the meeting, we encourage you to vote by Internet, or by requesting a paper copy and voting by telephone or returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares in person at the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. This will not prevent you from voting in person if you decide to attend the meeting.

Sincerely,

Patrick J. McHale	Karen Park Gallivan
President and Chief Executive Officer	Secretary

March [•], 2013
Minneapolis, Minnesota

GENERAL REQUESTS FOR GRACO INC. 2012 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2012 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2013

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 26, 2013 and any adjournments of that meeting (the “Meeting”). Throughout this Proxy Statement, we may refer to Graco Inc. as “us,” “we,” “Graco,” “our Company” or “the Company.”

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 13, 2013, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors, the advisory vote on our executive compensation and the vote to amend the Restated Articles of Incorporation to adopt majority voting for the election of directors will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee may not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors is a plurality of votes cast. The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2013 and the vote to amend the Restated Articles of Incorporation to adopt majority voting for the election of directors require the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal.

Only shareholders of record as of the close of business on February 25, 2013 may vote at the Meeting. As of that date, there were 60,939,904 issued and outstanding common shares of the Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it as soon as possible in the envelope provided.

4.	Vote in Person at the Annual Meeting.

You may vote in person at the Annual Meeting to be held at the George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota, on Friday, April 26, 2013, at 1:00 p.m. Central Time.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

BOARD OF DIRECTORS

Nominees and Continuing Directors

The following information is given with respect to the three nominees for election at the Meeting and the other six directors whose terms of office will continue after the Meeting, and includes a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of the nominees and directors should serve as members of the Board. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at this Meeting to terms expiring in 2016:

Eric P. Etchart

Mr. Etchart, 56, is President of the Manitowoc Cranes Group, a business segment of The Manitowoc Company, Inc., and a Senior Vice President of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment. He has held these positions since 2007. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group, in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc in 2001, and PPM Cranes S.A. Mr. Etchart has been a director of Graco since December 2010. Among other qualifications, Mr. Etchart brings to our Board thirty years of global manufacturing experience, as well as extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with twenty-six years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well-suited to provide an international perspective to the Board as we develop our business in global markets.

J. Kevin Gilligan

Mr. Gilligan, 58, is Chairman and Chief Executive Officer of Capella Education Company, an online education provider, a position he has held since March 2009. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from October 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until January 2004. Mr. Gilligan has been a director of Graco since February 2001 and is also a director of Capella Education Company. From 2004 until 2009, Mr. Gilligan was a director of ADC Telecommunications, Inc., and served as lead director from 2008 until 2009. Among other qualifications, Mr. Gilligan brings to our Board over twenty-six years of global operational experience as well as comprehensive knowledge of the construction industry, one of the key industries that Graco serves. Mr. Gilligan’s additional public company experience as both an executive and as a director provides additional depth to our Board’s leadership capabilities.

William G. Van Dyke

Mr. Van Dyke, 67, was Chairman of the Board of Donaldson Company, Inc., a diversified global manufacturer of air and liquid filtration products, from 1996 until his retirement in August 2005. From 1996 until August 2004, he was also Chief Executive Officer and President of Donaldson Company. Mr. Van Dyke has been a director of Graco since May 1995 and is also a director of Polaris Industries, Inc. and Alliant Techsystems Inc. From 2005 until 2006, he served as a director of Black Hills Corporation. Mr. Van Dyke brings to our Board visionary, disciplined leadership developed over his distinguished career as Chairman and CEO of Donaldson Company. In addition, the Board values his experience as a director of two other public manufacturing companies. He was selected by our Board not only for his financial, accounting and operational expertise, but also because of his knowledge of industrial product markets and manufacturing processes. Mr. Van Dyke has over seventeen years of experience serving Graco on its Board, and has been designated by our Board as an audit committee financial expert.

Directors whose terms continue until 2014:

Patrick J. McHale

Mr. McHale, 51, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2007. He served as Vice President and General Manager, Lubrication Equipment Division of Graco from June 2003 until June 2007. He was Vice President, Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989 and has been a director since June 2007. Mr. McHale has twenty-three years of progressive experience in various manufacturing, sales and marketing roles while at Graco. He has extensive manufacturing experience and in-depth knowledge of financial and managerial accounting practices at Graco.

Lee R. Mitau

Mr. Mitau, 64, was Executive Vice President and General Counsel of U.S. Bancorp, the fifth-largest commercial bank in the United States, from 1995 until his retirement on March 1, 2013. Mr. Mitau has been a director of Graco since May 1990. He served as Chairman of the Board of the Company from May 2002 until April 2006 and has been serving as Chairman of the Board of the Company since June 2007. He also serves as Chairman of the Board of H.B. Fuller Company, a position he has held since 2006. Among other qualifications, Mr. Mitau brings to our Board extensive public company legal and governance expertise developed in his roles as an executive, a director and as the former chair of the corporate and securities practice of a global law firm. In addition, he is an expert in corporate finance and mergers and acquisitions. With over twenty-two years on our Board, Mr. Mitau has developed an in-depth knowledge of our business. His long history with our Company, combined with his leadership and corporate governance skills, makes him particularly well-qualified to be our Chairman and Chair of our Governance Committee.

Martha A. Morfitt

Ms. Morfitt, 55, is President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements, from 2009 through March 2012. Ms. Morfitt left her position at Airborne effective March 30, 2012 as a result of the acquisition of Airborne by Schiff Nutrition Group on March 30, 2012.

She also served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products, from 2001 through March 2007. Ms. Morfitt left her position at CNS effective March 2007 as a result of the acquisition of CNS by GlaxoSmithKline plc in December 2006. Ms. Morfitt has been a director of Graco since October 1995 and is also a director of Life Time Fitness, Inc. and lululemon athletica inc. From 1998 until 2007, she served as a director of CNS; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc. Among other qualifications, Ms. Morfitt brings a wealth of global marketing and leadership skills to our Board. Her experience as CEO at River Rock Partners, Airborne and CNS, as well as her experience as a Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. With seventeen years on our Board, Ms. Morfitt’s considerable knowledge of our business makes her well-suited to provide advice with respect to our strategic plans and marketing programs.

Directors whose terms continue until 2015:

William J. Carroll

Mr. Carroll, 68, was Chief Executive Officer of Limo-Reid, Inc. d/b/a NRG Dynamix, a power train designer and manufacturer, from March 2009 until June 2011. From May 2006 until March 2009, he was a principal of Highland Jebco LLC, which provides advisory and consulting services to the automotive parts industry. He was the Director of Economic and Community Development for the city of Toledo, Ohio from September 2004 until January 2006. From September 2003 to March 2004, Mr. Carroll was President and Chief Operating Officer of Dana Corporation. Dana Corporation engineers, manufactures and distributes components and systems for vehicular and industrial manufacturers worldwide. From 1997 to March 2004, Mr. Carroll was President – Automotive Systems Group of Dana Corporation. Mr. Carroll has been a director of Graco since June 1999. Mr. Carroll brings to our Board a seasoned perspective and comprehensive breadth of expertise on the automotive industry, a key market served by Graco, as well as considerable skill in financial, accounting and manufacturing oversight. Our Board recognizes this skill through its designation of Mr. Carroll as one of our audit committee financial experts and by his appointment as Chair of the Audit Committee.

Jack W. Eugster

Mr. Eugster, 67, was Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1980 until his retirement in January 2001. Mr. Eugster has been a director of Graco since February 2004, and is also a director of Black Hills Corporation and Life Time Fitness, Inc. From 1993 to November 2012, Mr. Eugster served as a director of Donaldson Company, Inc.; from 2000 until 2007, he was a director of Golf Galaxy, Inc.; and from 1991 until late 2005, he served as a director of ShopKo Stores, Inc. Among other qualifications, Mr. Eugster brings to our Board more than forty years of public company experience, including extensive experience as an executive and as a director. He has extensive knowledge of and expertise in finance and marketing, and is able to devote considerable attention to Company matters. Our Board recognizes this experience and expertise by his appointment as Chair of the Management Organization and Compensation Committee.

R. William Van Sant

Mr. Van Sant, 74, has been a Senior Advisor at Tenex Capital Management, L.P., a private equity firm, since September 2012. He also serves as Chairman of the Board of Quintec and as a director of Rush-Overland, two portfolio companies of Tenex. From January 2008 until February 2013, he was an operating partner of Stone Arch Capital, LLC, a private equity firm. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since February 2004 and is also a director of H.B. Fuller Company. Among other qualifications, Mr. Van Sant is an expert in management, finance and manufacturing operations, experience he has acquired over many years as executive and/or director of various manufacturing companies, including those listed above as well as Nortrax, Inc., Lukens Inc., Blount, Inc., and Cessna Aircraft Company. He also held roles of increasing responsibility over a nearly thirty year career at John Deere Company. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics, particularly with respect to mergers and acquisitions. He has been designated by our Board as an audit committee financial expert.

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday, unless the Board waives such requirement, and the requirement to tender the director’s resignation if his or her employment status significantly changes.

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate.

At its February 2010 meeting, the Governance Committee engaged Spencer Stuart to conduct a search for a new director, with a focus on candidates with strong international sales and marketing experience, an industrial manufacturing background, and at least 20 years of overall business experience culminating in a senior executive role with a mid-to-large market capitalization company. Spencer Stuart presented a list of potential candidates to the Governance Committee at the April 2010 meeting, at which time the Governance Committee narrowed the list of potential candidates. Subsequent to the meeting, several directors interviewed the top two candidates, including Mr. Etchart. At its September 2010 meeting, the Board, upon the recommendation of the Governance Committee, set the number of Board members at nine and appointed Mr. Etchart as a director effective December 2, 2010 to hold office for a term expiring at the 2013 Annual Meeting of Shareholders based on Mr. Etchart’s considerable global manufacturing and public company experience, demonstrated strategic and leadership capabilities, and his desire to serve on our Board.

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable him or her to make a significant contribution to the governance of our Company.

Board Diversity

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section above. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters.

To nominate a director, our bylaws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice, as it appears in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Mr. Carroll, Mr. Etchart, Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Dyke and Mr. Van Sant are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. McHale, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Mr. Mitau while he served as Executive Vice President and General Counsel of U.S. Bancorp, have any relationship with our Company other than as a director and/or shareholder. Some of our non-employee directors are or were during the previous three fiscal years a non-management director of another company that did business with us during these years, and/or a non-executive director of one or more charitable organizations to which our Company’s charitable foundation made a contribution during those years. The Board specifically considered that Mr. Mitau served as Executive Vice President and General Counsel of U.S. Bancorp prior to retiring on March 1, 2013. In 2012, our Company paid certain subsidiaries of U.S. Bancorp approximately $133,000 for transactional deposit services, including those related to cash management, credit card processing and letters of credit; approximately $885,000 for interest expense; and approximately $724,000 for service fees related to our revolver and credit lines. The revolver services provided during 2012 were not advisory in nature. Our banking and borrowing relationship with U.S. Bancorp predates Mr. Mitau’s service on our Board and Mr. Mitau was never personally involved in any way in the negotiation of our business terms or relationships with the U.S. Bancorp subsidiaries with which we do business. The total amount our Company paid to U.S. Bancorp’s subsidiaries in 2012, approximately $1,742,000, falls significantly below 2% of U.S. Bancorp’s 2012 gross revenues, or $406 million, which is the threshold for determining independence under the New York Stock Exchange’s independence standards. The Board determined that neither the nature of the relationship between U.S. Bancorp (including the subsidiaries with which we do business) and our Company nor the amount of payments was material to either Graco or U.S. Bancorp. Moreover, our Board concluded that Mr. Mitau did not have a material interest in the foregoing transactions while at U.S. Bancorp because he was not directly involved in the transactions nor did he derive any special benefit related to the transactions, and the transactions with U.S. Bancorp’s subsidiaries were the result of a competitive bidding process and arm’s-length negotiations.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer. Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because, during difficult or volatile economic times such as those experienced during the economic recession several years ago, it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Chairman. Moreover, Mr. Mitau has significant public company and governance experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in our Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee our Company’s compliance with legal and regulatory requirements.

Our Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September for approval to ensure completeness, appropriate oversight and review. While our Board leadership structure results from the considerations described above, we believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

MEETINGS OF THE BOARD OF DIRECTORS

During 2012, our Board of Directors met seven times. Attendance of our directors at all Board and committee meetings averaged 95%. During 2012, every director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2012, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 25, 2013, the record date, was as follows:

Management Organization and
Audit	Governance	Compensation
William J. Carroll, Chair	Lee R. Mitau, Chair	Jack W. Eugster, Chair
Eric P. Etchart	William J. Carroll	Eric P. Etchart
Jack W. Eugster	Martha A. Morfitt	J. Kevin Gilligan
J. Kevin Gilligan	William G. Van Dyke	Lee R. Mitau
William G. Van Dyke R. William Van Sant	R. William Van Sant	Martha A. Morfitt

Audit Committee (8 meetings in fiscal year 2012)

The Audit Committee is composed entirely of directors who meet the independence requirements of the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Mr. Carroll, Mr. Van Dyke and Mr. Van Sant are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2011.

Governance Committee (4 meetings in fiscal year 2012)

The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•

Recommends to the Board requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and Chief Executive Officer.

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February  17, 2006.

Management Organization and Compensation Committee (3 meetings in fiscal year 2012)

The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the Chief Executive Officer and approves the compensation of the executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Reviews the performance of the Chief Executive Officer based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock option and other stock-based compensation plans; and

•	Reviews and makes recommendations on executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 18, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Management Organization and Compensation Committee during 2012 has ever been an officer or employee of our Company or any of its subsidiaries.

DIRECTOR COMPENSATION

Beginning May 1, 2011, the annual retainer paid to each non-employee director of Graco, except the non-employee Chairman, is $38,000. The non-employee Chairman is paid at the rate of $75,000 per annum. We also pay annual retainers of $5,000 for the Chair of the Governance Committee, $7,500 for the Chair of the Management Organization and Compensation Committee, and $10,000 for the Chair of the Audit Committee. The non-employee directors received a meeting fee of $1,500 for each Board meeting attended. The meeting fee for each of our three Committees is $1,200 per meeting. The meeting fee for attendance by telephone at any in-person or telephonic Board or Committee meeting is one-half of the fee for in-person attendance. All retainer and meeting fees are paid in arrears.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainer (including committee chair retainer) and meeting fees. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Non-employee directors receive an annual option grant. In 2012, non-employee directors received an annual option grant of 5,600 shares on the date of the Company’s Annual Meeting of Shareholders. The number of shares granted was based on an estimated Black-Scholes value of $17.76 per share on April 18, 2012, and an economic value of approximately $100,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to that of the most recent option grant for non-employee directors. There were no first-time non-employee director appointments in

2012. Options granted to non-employee directors are issued under the Graco Inc. 2010 Stock Incentive Plan, are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the last sale price of the stock as reported by the New York Stock Exchange on the date immediately prior to the date of grant. At the February 2012 meeting, the Management Organization and Compensation Committee, which administers the Company’s equity plans, approved an amendment to all outstanding and future stock option award agreements of the directors to allow the directors to exercise their stock options through net exercises as more fully described on page 25 of this Proxy Statement.

Our Board’s philosophy is to target retainer and meeting fee compensation at the median of the market, and target equity compensation in the form of stock options above the median of the market, in order to attract and retain capable board members and to strengthen the link between our director compensation program and the interest of our shareholders in Graco stock performance.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2012 meeting. The peer companies used for the 2012 benchmarking study matched the peer group identified for executive compensation on page 20 of the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that its current retainer and meeting fee compensation, in the aggregate, is approximately at the median of the peer group, and that its equity compensation, in the aggregate, is in the upper quartile of the peer group, so no changes were proposed for 2012.

Our Governance Committee retained Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2013 meeting. The peer companies selected for the comparison matched the peer group identified for executive compensation on page 20 of the Compensation Discussion and Analysis section of this Proxy Statement. Based on the results of the peer group comparison, Towers Watson recommended that the Governance Committee increase the annual retainer by $2,000. Rather than increase the annual retainer by $2,000, the Governance Committee elected to increase the economic value of the annual option grant by $2,000 to further align the interests of the directors with the interests of the Company’s shareholders.

Share ownership guidelines for our directors were adopted effective February 15, 2008. The guidelines require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainer and meeting fees in Company stock. Shares of common stock directly and beneficially owned, as well as phantom stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. At the September 18, 2008 Governance Committee meeting, the Committee clarified that the annual retainer calculation shall be set at the rate then in effect for the non-Chairman annual retainer and shall not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau, Ms. Morfitt and Mr. Van Dyke upon their respective retirements.

Director Compensation Table for Fiscal Year Ended December 28, 2012

The following table summarizes the total compensation paid to or earned by the members of our Board of Directors during the fiscal year ended December 28, 2012:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4,5) ($)	Total ($)
William J. Carroll	52,200	17,400	97,158	—	166,758
Eric P. Etchart	28,403	28,047	97,158	—	153,608
Jack W. Eugster	11,375	51,975	97,158	—	160,508
J. Kevin Gilligan	—	54,950	97,158	—	152,108
Lee R. Mitau	—	98,150	97,158	2,000	197,308
Martha A. Morfitt	—	55,400	97,158	2,000	154,558
William G. Van Dyke	59,000	—	97,158	2,000	158,158
R. William Van Sant	—	60,350	97,158	—	157,508

(1)	Mr. Van Dyke elected to receive all retainer and meeting fees in cash. Mr. Carroll elected to receive 75 percent of his retainer and meeting fees in cash and 25 percent in deferred stock. Mr. Etchart elected to receive 50 percent of his retainer and meeting fees in cash and 50 percent in shares of stock plus cash in lieu of any fractional share. Mr. Eugster elected to receive 25 percent of his retainer fees in cash and 75 percent in deferred stock and 100 percent of his meeting fees in deferred stock. All other non-employee directors elected to receive all retainer and meeting fees in deferred stock.

(2)	During all or a portion of their service on the Board, Messrs. Carroll, Eugster, Gilligan, Mitau, Van Dyke and Van Sant and Ms. Morfitt elected to defer the receipt of stock. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2012 fiscal year-end are as follows:

Name	Account Balance
Mr. Carroll	14,336 shares
Mr. Eugster	11,565 shares
Mr. Gilligan	19,227 shares
Mr. Mitau	44,689 shares
Ms. Morfitt	25,589 shares
Mr. Van Dyke	23,905 shares
Mr. Van Sant	14,754 shares

(3)	Each non-employee director received an annual option grant of 5,600 shares on April 20, 2012, the date of the Annual Meeting of Shareholders. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2012, computed in accordance with financial accounting principles, which is based on a per share value of $17.35 for options granted on April 20, 2012. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2012 Annual Report on Form 10-K. The aggregate number of outstanding option grants at fiscal year-end 2012 are as follows:

Name	Unvested Shares	Exercisable Shares
Mr. Carroll	17,375	38,675
Mr. Etchart	15,225	6,075
Mr. Eugster	17,375	39,425
Mr. Gilligan	17,375	31,925
Mr. Mitau	17,375	38,675
Ms. Morfitt	17,375	15,425
Mr. Van Dyke	17,375	34,925
Mr. Van Sant	17,375	39,425

(4)

Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau, Ms. Morfitt and Mr. Van Dyke, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chairman directors in effect immediately prior to the director’s retirement.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:
•	Discount rate: 4.20 percent as of December 31, 2012.
•	Retirement age: The Plan does not have a specified normal retirement age. Therefore, the values reflect the increase in present value of the accrued benefit as of December 31, 2012.
•	Form of payment: Five-year certain (payable quarterly).

COMMUNICATIONS WITH THE BOARD

Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Vice President, General Counsel and Secretary. If a communication does not relate in any way to Board matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he or she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Vice President, General Counsel and Secretary will keep a log of all communications addressed to the Board that he or she receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:

Board of Directors

Graco Inc.

c/o Karen Park Gallivan, Vice President, General Counsel and Secretary

P.O. Box 1441

Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com

CORPORATE GOVERNANCE DOCUMENTS

The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on our website at www.graco.com and may be found by selecting the “Investors” tab and then clicking on “Corporate Governance.”

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 28, 2012 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 28, 2012, be included in the Company’s 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee
Mr. William J. Carroll, Chair
Mr. Eric P. Etchart
Mr. Jack W. Eugster
Mr. J. Kevin Gilligan
Mr. William G. Van Dyke
Mr. R. William Van Sant

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 28, 2012 and December 30, 2011. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining the Deloitte Firms’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year Ended 12/28/12	Fiscal Year Ended 12/30/11
Audit Fees(1)	$1,732,500	$802,000
Audit-Related Fees(2)	$302,000	$191,000
Tax Fees(3)	$541,000	$784,000
Total	$2,575,500	$1,777,000

(1)	Audit fees include fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of SEC filings and consents.

(2)	Audit-Related Fees include fees and expenses for acquisition due diligence services.

(3)	Includes fees in 2012 for tax compliance services of $24,000 and tax advice of $517,000 related to ongoing operations and an acquisition, and fees in 2011 for tax compliance services of $15,000 and tax advice of $769,000 related to ongoing operations and an acquisition.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In 2012, the Company achieved financial results that exceeded its objectives while continuing to invest in its four core strategies for growth: global expansion, new product development, new markets and acquisitions. The short-term cash incentive plans continued to use net sales and diluted earnings per share (“EPS”) as the sole metrics in 2012 to reward top and bottom-line performance. The EPS metrics used for 2012 were adjusted to exclude certain unusual items, as described in more detail below, which we refer to as “Adjusted EPS.” The Company achieved record levels of net sales and Adjusted EPS in 2012. The following chart details the Company’s 2012 net sales and Adjusted EPS results against targets and prior year performance.

The Company’s named executive officers (“Named Executive Officers” or “NEOs”) for fiscal year 2012 were:

Name	Title
Patrick J. McHale	President and Chief Executive Officer
James A. Graner	Chief Financial Officer
Dale D. Johnson	Vice President and General Manager, Contractor Equipment Division
Simon J.W. Paulis	Vice President and General Manager, Europe
David M. Lowe	Executive Vice President, Industrial Products Division

Consideration of “Say-on-Pay” Voting Results

The Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) targets a competitive and equitable executive compensation program that rewards Company (or, in some cases, region or division) and individual performance. In making executive compensation decisions, the MOCC considers the results of the most recent advisory, non-binding votes on the compensation paid to our NEOs. At the Annual Meetings of Shareholders in April of 2011 and 2012, our shareholders approved the compensation paid to our NEOs by over 96% and 95%, respectively. The MOCC believes these favorable outcomes reflect our shareholders’ strong support of the MOCC’s decisions, philosophy and programs. As a result, the MOCC determined it was not necessary to make any material changes to the Company’s executive compensation program for fiscal years 2012 or 2013.

Compensation Philosophy

Attraction and Retention	Graco’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing, and retaining global business leaders who can establish and drive financial and strategic growth objectives that are intended to build long-term shareholder value.

Competitiveness	All components of compensation are designed to be competitive with manufacturing companies of comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent.
Pay-for-Performance	All components of variable compensation are tied to the performance of the Company, division, or region.
Accountability for Short - and Long-Term Performance	Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short-and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.
Alignment to Shareholders’ Interests	Long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.
Reducing the Possibility for Excessive Risk-Taking	The Company’s executive compensation program, which is reviewed and approved by the MOCC on an annual basis, is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. The following characteristics of the Company’s executive compensation program work to minimize executive officers, either individually or as a group, from making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•     Balanced Mix of Pay Components: The target compensation mix is not heavily weighted towards annual incentive awards, but rather represents a balance of salary, short-term cash incentive and long-term equity-based compensation that typically vests over four years.

• Vesting Schedules: The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

• Capped Incentive Awards: Annual short-term incentives are capped at 150% of the target bonus opportunity for executive officers.

•     Recoupment Policy: If there is a material restatement of a financial statement due to an executive officer’s intentional misconduct or fraud, our executive officers must, upon request of the MOCC, pay back the portion of any short-term incentive payment that would not have been earned if the payment had originally been made based on the restated financials, net of taxes. In addition, any executive officer who engaged in the intentional misconduct or fraud that caused or contributed to the need for the restatement must, upon request of the MOCC, pay back the entire amount of any short-term incentive payment, net of taxes.

•     Stock Ownership Guidelines: Require the CEO to retain 50% of net shares from awards granted under the Company’s equity programs, and to own a minimum of five times the CEO’s annual base salary in Company stock. Executive officers below the CEO level are required to retain 50% of net shares from awards granted under the Company’s equity programs up to three times the current base salary for individuals reporting directly to the CEO and two times the current base salary for individuals reporting to someone other than the CEO.

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component primarily by using a reputable third-party salary survey of similarly sized manufacturing companies and secondarily by using an industry peer group;

•	An annual review of each NEO’s compensation and benefits tally sheet before setting the annual compensation program for the next performance year;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent advisory, non-binding vote on the compensation of the NEOs.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary, short-term incentive and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis on a periodic basis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation; and

•	Reviewing the composition of the industry peer group used to benchmark executive compensation on a periodic basis.

Our Company’s management engaged Towers Watson to perform certain non-executive compensation services in 2012. The total fees for these services were less than $120,000.

The MOCC reviews the independence of the executive compensation consultant on an annual basis. In evaluating Towers Watson’s independence during its February 2013 meeting, the MOCC considered the following factors:

•	The provision of other services to the Company by Towers Watson since January 1, 2012;

•	The amount of fees received by Towers Watson from the Company as a percentage of Towers Watson’s total revenue since January 1, 2012;

•	Towers Watson’s compliance with the policies and procedures it has adopted to prevent conflicts of interest;

•	The lack of any business or personal relationships between the individual Towers Watson consultants performing services for the Company and any member of the MOCC; and

•	The lack of any ownership of Company stock by the individual Towers Watson consultants performing services for the Company.

Based on its review, the MOCC concluded there was no conflict of interest that impaired Towers Watson’s independence.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

•

The Vice President, Human Resources and Corporate Communications (“Vice President HR”) and the Compensation Analyst develop and oversee the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

•

The CEO, the Vice President HR and the Vice President, General Counsel and Secretary attend the MOCC’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;

•

The CEO and the Vice President HR review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short—and long-term incentive plan designs and changes, if warranted;

•

The CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards in the form of stock-based grants for all executive officers, excluding the CEO (management does not make a recommendation on CEO pay or pay components); and

•

Following the MOCC’s executive sessions, the Chair of the MOCC provides the Vice President HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Towers Watson to provide survey market data of manufacturing companies with similar revenues for all executive officer positions. United States market data is used for all U.S. executive officers and country-specific market data is used for all executive officers outside the U.S. Typically, the MOCC meets in the fall of each year to review this survey data. The survey data is derived from Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the survey data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing the relative positioning of the compensation of the Company’s executive officers in relation to the survey data. When reviewing the relative positioning of each executive officer’s total direct compensation level, the MOCC compares each executive officer to generally comparable positions identified within the survey data. The purpose of this annual review is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the survey data depending on Company and individual performance. At the same time, Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance and budgetary constraints. The recommended salary is then compared generally to the survey data with a goal of approximating the 50th percentile without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive target opportunities and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the executive officer annual incentive plans, which percentage has remained constant for several years. The MOCC targets the value of the long-term incentive awards for the NEOs at the 75th percentile for comparable positions within the Towers Watson database, and the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The reason for targeting the 75th percentile is to account for the fact that the Company has a higher market capitalization-to-revenue ratio compared to the other companies in the database with similar revenues. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applies to specific compensation decisions for our NEOs for 2012.

Our Company’s Peer Group

The Company’s peer group (the “Graco Peer Group”) was selected with the assistance of Towers Watson based on similarity to us on a variety of factors, including industry, revenue, location and market capitalization. The following table lists the companies in the Graco Peer Group and their respective financial data:

Company		Most Recent Fiscal Year*
	FY End	Revenue ($M)	Market Cap ($M)
Actuant Corporation	08/11	1,445	1,384
Apogee Enterprises, Inc.	02/12	663	373
Chart Industries, Inc.	12/11	795	1,602
CIRCOR International, Inc.	12/11	822	610
Donaldson Company, Inc.	07/12	2,493	5,037
ESCO Technologies, Inc.	09/11	694	680
Franklin Electric Co., Inc.	12/11	821	1,017
FreightCar America, Inc.	12/11	487	251
Gardner Denver Inc.	12/11	2,371	3,904
H.B. Fuller Company	11/11	1,558	1,140
IDEX Corporation	12/11	1,839	3,110
John Bean Technologies Corporation	12/11	956	445
Kaydon Corporation	12/11	460	975
Middleby Corporation (The)	12/11	856	1,754
Nordson Corporation	10/11	1,233	3,030
Robbins & Myers, Inc.	08/11	821	2,205
Tennant Company	12/11	754	733
Toro Company (The)	10/11	1,884	1,599
TransDigm Group Incorporated	09/11	1,206	4,112
50th Percentile		856	1,384
75th Percentile		1,501	2,617
Graco Inc.	12/11	895	2,447

*Represents most recent fiscal year data available from Equilar as of October 2012.

There are differences among the businesses conducted by the companies in the Graco Peer Group, and the executive compensation information for these companies is limited to those executive officers identified in their filings, whose positions may or may not correspond to the positions held by, and responsibilities of, our NEOs. Therefore, the Graco Peer Group information is not a primary source of data for the MOCC’s compensation decisions. However, on a periodic basis, the MOCC reviews executive compensation data of companies in the Graco Peer Group to ensure that our compensation practices are generally in alignment with these companies.

Components of the Executive Compensation Programs

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of three primary total compensation components: base salary; short-term incentives; and long-term incentives. The following table summarizes each of these components of compensation:

Component	Form of Compensation	Purpose	Key Characteristics
Base Salary	Cash	Recognizes individual work experience, performance, skill, and level of responsibility	Fixed compensation Guided by the 50th percentile market data but subject to individual performance in prior year and budget constraints Used to compute other components of compensation

Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives Serves as “at risk” pay which fluctuates based on corporate and division/region performance	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary
Long-Term Incentives (LTI)	Stock options	Motivates attainment of the long-term goals and overall operational growth Aligns executives’ interests with shareholders Retains executive talent through gradual vesting schedule	Variable compensation provided to reward Company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date

In addition to reviewing the benchmark data described above, the MOCC reviews compensation and benefits tally sheets for our NEOs showing their current and potential total compensation and benefits components. The tally sheets also display projected compensation and benefits for hypothetical change-of-control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2012 provided actual compensation for 2010 and 2011 and target annual compensation for 2012. These tally sheets also provided retirement balances as of December 31, 2011, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances, and the projected value of stock awards based on assumptions regarding stock price appreciation.

After analysis of market and tally sheet data and discussion among the MOCC members, the MOCC reviews the dollar allocation among each of the three components. Although the MOCC has not established specific ratios for each of the compensation components, it strives to maintain a reasonable and competitive balance between the fixed and variable elements. The MOCC believes the compensation mix and amount paid to each of our executive officers is market-based, reasonable and competitive.

The 2012 pay mix at target for our CEO and other NEOs is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance, and corporate/division/region results. The “at risk” pay components comprise between 62% and 80% of the total target annual direct compensation for 2012 to align our NEOs’ compensation with the performance of the Company and the creation of shareholder value.

Base Salary

Base salary is fixed compensation. Annual salary increases are predominately driven by individual performance, taking into account factors related to the NEO’s areas of responsibility, the NEO’s ability to contribute to our future success, and budgetary constraints. Based on these key factors, a salary increase could be made if the salary is significantly outside of a range around the 50th percentile of the market data.

For 2012, the merit increase decisions for the NEOs were based on the criteria identified above. Additional information on individual salary adjustments for 2012 is provided in the “Compensation of Individual Named Executive Officers” section below.

Short-Term Incentives (STI)

An annual incentive plan (the “Executive Officer Annual Incentive Bonus Plan”) has been created for those designated by the MOCC, including the CEO, to qualify the participant’s short-term incentive as performance-based compensation under Section 162(m) of the Internal Revenue Code. A separate annual incentive plan (the “Executive Officer Bonus Plan”) applies to the other designated executive officers. In contrast to the Executive Officer Annual Incentive Bonus Plan, the Executive Officer Bonus Plan does not need to be approved by shareholders, and is used to make payments to individuals who are not subject to Section 162(m) or whose compensation is below the deductibility limit under Section 162(m). Each executive officer participates in only one of the two plans. The Executive Officer Annual Incentive Bonus Plan is only tied to corporate measures and provides a higher target bonus as a percent of base salary than the Executive Officer Bonus Plan. In addition to corporate measures, the Executive Officer Bonus Plan also includes worldwide division/region measures for division/region executive officers. There are no other material differences between the two bonus plans. The Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, together, are referred to as the “Annual Incentive Plans.”

The Annual Incentive Plans are designed to motivate our executive officers to increase sales, earnings and other financial performance measures by offering an incentive that rewards year-over-year growth. Potential payouts under the Annual Incentive Plans are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for several years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are typically paid in cash in March following the calendar year-end and are based upon the MOCC’s determination of financial performance against pre-established targets.

At its meeting in February 2012, the MOCC approved participation of the CEO and other executive officers in their respective Annual Incentive Plans for 2012. Mr. McHale was the only person designated as a participant in the Executive Officer Annual Incentive Bonus Plan. All other executive officers serving on the executive management team and reporting directly to the CEO or the CFO participated in the Executive Officer Bonus Plan. The threshold, target and maximum payout levels as a percent of target and as a percent of base salary for 2012 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

The MOCC established two financial measures for the Annual Incentive Plans: net sales and EPS growth over the prior year. Net sales and EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Annual Incentive Plans because the MOCC desires to motivate the officers to achieve profitable business growth consistent with our long-term financial objectives. The MOCC utilized projected blended global gross domestic product (“GDP”) growth rates as a guide in setting the 2012 target performance levels. At the time the MOCC established the 2012 target performance levels, the MOCC determined that final bonus payout calculations for corporate, worldwide division and region EPS would exclude certain purchase accounting and one-time transaction costs related to the Company’s April 2012 acquisition of the finishing businesses of Illinois Tool Works, Inc. (the “ITW Transaction”). Accordingly, the 2012 EPS target is an adjusted measure and is referred to herein as “Adjusted EPS.”

The 2012 incentive award payouts were based upon the achievement of specified levels of net sales and Adjusted EPS at the corporate and division/region levels. Financial performance levels and actual results for the 2012 Annual Incentive Plans were as follows:

Financial Metric	Metric Weighting	2012 Target Performance Level (As % of 2011 Actual Results)	2012 Threshold Performance Level (As % of 2012 Target Performance)	2012 Maximum Performance Level (As % of 2012 Target Performance)	2012 Results (As % of 2012 Target Performance)
CEO, CFO, and Function Executives (HR, Legal, Finance and Manufacturing)
Corporate Net Sales	50%	105%	90%	105%	108%

Corporate Adjusted EPS	50%	108%	90%	105%	103%
Division and Region Executives
Corporate Net Sales	25%	105%	90%	105%	108%

Corporate Adjusted EPS	25%	108%	90%	105%	103%

Worldwide Division or Region Net Sales	25%	104-108%	90%	105%	87-131%

Worldwide Division or Region Adjusted EPS	25%	108-116%	89-90%	105-106%	77-107%

The 2012 financial results resulted in above-target payouts for the Annual Incentive Plans. The payouts as a percentage of target and base salary for each of the NEOs in 2012 were as follows:

Named Executive Officer	Payout as % of Target	Payout as % of Base Salary	Payout Amount
Patrick J. McHale	138%	138%	$938,042
James A. Graner	138%	97%	$364,619
Dale D. Johnson	111%	77%	$257,031
Simon J.W. Paulis	77%	54%	€133,413
David M. Lowe	144%	101%	$284,339

The MOCC has the authority to make adjustments to the Executive Officer Bonus Plan payout award based on unanticipated or special circumstances, but no such adjustments were made. The MOCC also has the authority to award special bonuses outside of the Annual Incentive Plans to individual executive officers. At its February 2013 meeting, the MOCC awarded special discretionary bonuses to each individual who served as an executive officer during fiscal year 2012, as more fully described below.

In March 2012, the United States Federal Trade Commission (the “FTC”) issued an order (the “Order”) that allowed the Company to proceed to closing on the ITW Transaction. Pursuant to the Order, the liquid finishing business acquired through the ITW Transaction (the “Liquid Finishing Business”) was to be held separate from the rest of the Company’s businesses until the FTC determined which portions, if any, of the Liquid Finishing Business the Company must divest. The Company has held the Liquid Finishing Business separate from the rest of the Company’s businesses and maintained the Liquid Finishing Business as a viable and competitive business. The Company’s investment in the Liquid Finishing Business has been reflected in the Company’s financial statements as a cost method investment, and, consequently, the financial results of the Liquid Finishing Business have not been consolidated with those of the Company. The Company does not recognize income from its investment in the Liquid Finishing Business unless and until the Company distributes earnings from the Liquid Finishing Business to the Company. At its February 2013 meeting, the MOCC awarded a discretionary bonus to the individuals who served as executive officers during fiscal year 2012 to: (i) recognize their efforts in connection with the ITW Transaction and in maintaining the Liquid Finishing Business as a viable and competitive business; and (ii) account for the economic value created by the Liquid Finishing Business earnings that management chose not to distribute to the Company during fiscal year 2012 and which therefore were not included in the Company’s consolidated earnings.

The amounts of the 2012 discretionary bonus awards to the NEOs were as follows:

Named Executive Officer	Discretionary Bonus Amount
Patrick J. McHale	$78,170
James A. Graner	$30,385
Dale D. Johnson	$13,395
Simon J.W. Paulis	€10,001
David M. Lowe	$11,374

Rather than maintain two separate Annual Incentive Plans, the Board of Directors, upon recommendation of the MOCC, believed it would be in the best interests of the Company, its employees and its shareholders to replace the Annual Incentive Plans with a single incentive plan. Accordingly, the Board approved the Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) at its February 17, 2012 meeting, and directed that it be submitted to the shareholders for approval. The Company’s shareholders approved the Incentive Bonus Plan at the Annual Meeting of Shareholders in April of 2012.

The purpose of the Incentive Bonus Plan is to motivate the executive officers and certain other employees of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers and certain other employees to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain in the employ of the Company. The Incentive Bonus Plan replaced the Annual Incentive Plans effective January 1, 2013. The Incentive Bonus Plan will operate in a similar manner to the Annual Incentive Plans, and will be used for awards granted in 2013 and future years. The Incentive Bonus Plan gives the MOCC discretion to grant awards that qualify as “performance-based compensation” under Section 162(m), as well as awards that are not intended to so qualify. The MOCC has the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan also permits the MOCC to establish performance periods based on a performance period of any length, as compared to the Annual Incentive Plans, which contemplated that all performance periods would be equal to one fiscal year.

At its February 2013 meeting, the MOCC selected a one-year performance period and approved corporate net sales, corporate EPS, worldwide division and region net sales, and worldwide division and region EPS as the 2013 performance metrics under the new Incentive Bonus Plan. Division and region EPS numbers were computed using division and region net earnings divided by estimated diluted outstanding shares. The 2013 financial performance targets were set with reference to 2012 Company performance using projected blended GDP growth rates as a guide. The MOCC also determined that the impact of inventory write-up purchase accounting, one-time costs required to complete the closing of an acquisition or divestiture, and any fiscal year 2012 Liquid Finishing Business earnings will be excluded from 2013 bonus payout calculations for corporate, worldwide division and region EPS. The MOCC further determined that fiscal year 2013 Liquid Finishing Business earnings, whether distributed to the Company or not, would be included in 2013 bonus payout calculations for corporate, worldwide division and region EPS.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on a review of the market data. The MOCC is guided by the 75th percentile of the survey data for comparable positions to determine the economic value of such awards. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer. The MOCC believes that executive officers who have a financial stake will be motivated to put forth sustained effort on behalf of the Company’s shareholders to support the continued growth of the Company’s share price.

Under the terms of the Graco Inc. 2010 Stock Incentive Plan (the “2010 Plan”), the MOCC must approve all stock option grants to executive officers. In February 2012, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2010 Plan as the last sale price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2010 Plan prohibits the repricing of stock options.

In 2012, the MOCC granted the following stock option awards to the NEOs:

Named Executive Officer	Stock Option Award (Number of Shares)	Grant Date Fair Value ($)
Patrick J. McHale	130,000	2,007,200
James A. Graner	28,300	436,952
Dale D. Johnson	18,600	287,184
Simon J.W. Paulis	18,600	287,184
David M. Lowe	18,600	287,184

At the February 2012 meeting, the MOCC approved an amendment to all outstanding and future stock option award agreements of the executive officers and directors to allow the executive officers and directors to exercise their stock options by authorizing the Company to reduce the number of shares to be delivered to the executive officers and directors upon exercise by an amount equal to the aggregate fair market value of the exercise price on the date of exercise (a “net exercise”). Under the amendment, net exercises will only be available to executive officers and directors who are still serving as executive officers or directors at the time of exercise. The MOCC believes allowing executive officers and directors to exercise their stock options through net exercises will facilitate stock ownership by the executive officers and directors.

Compensation of Individual Named Executive Officers

Mr. Patrick J. McHale

President and Chief Executive Officer

Mr. McHale’s base salary as of December 2011 was below the 50th percentile of the 2011 Towers Watson survey data. In December 2011, the MOCC approved a base salary increase of 3% to $677,475 based on Mr. McHale’s relative position in the market and due to strong top and bottom line performance of the business. The increase was in line with the Market Increase Projection. Based on 2012 corporate net sales and corporate Adjusted EPS performance, Mr. McHale received a $938,042 bonus payout under the Executive Officer Annual Incentive Bonus Plan. Mr. McHale’s bonus payout represented 138% of his target award. The MOCC also awarded to Mr. McHale a discretionary bonus in the amount of $78,170 as more fully described on pages 23 and 24. Based on the process described above for setting long-term incentive awards, Mr. McHale received a stock option award of 130,000 shares in February 2012.

Mr. James A. Graner

Chief Financial Officer

Mr. Graner’s base salary as of December 2011 was at approximately the 50th percentile of the 2011 Towers Watson survey data. In December 2011, the MOCC approved a 4% increase to Mr. Graner’s base salary to $376,194 for 2012 based on his performance, including driving actions for incremental improvements in operating profitability and supporting the CEO in driving growth organically and through acquisitions. Based on 2012 corporate net sales and corporate Adjusted EPS performance, Mr. Graner received a $364,619 cash bonus payout under the Executive Officer Bonus Plan. Mr. Graner’s bonus payout represents 138% of his target award. The MOCC also awarded to Mr. Graner a discretionary bonus in the amount of $30,385 as more fully described on pages 23 and 24. Based on the process described above for setting long-term incentive awards, Mr. Graner received a stock option award of 28,300 shares in February 2012.

Mr. Dale D. Johnson

Vice President and General Manager, Contractor Equipment Division

Mr. Johnson’s base salary as of December 2011 was above the 50th percentile of the 2011 Towers Watson survey data. His highly competitive base compensation is based on key factors such as long tenure, strong past performance and individual contributions to the Company. In December 2011, the MOCC approved a 3% increase to Mr. Johnson’s base salary to $331,681 for 2012 based on strong performance in divisional sales and earnings year-over-year and launching several new products that will help drive growth in the near term. Based on 2012 corporate net sales, corporate Adjusted EPS, worldwide Contractor Equipment Division net sales, and worldwide Contractor Equipment Division Adjusted EPS performance, Mr. Johnson received a $257,031 cash bonus payout under the Executive Officer Bonus Plan. Mr. Johnson’s bonus payout represented 111% of his target award. The MOCC also awarded to Mr. Johnson a discretionary bonus in the amount of $13,395 as more fully described on pages 23 and 24. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 18,600 shares in February 2012.

Mr. Simon J.W. Paulis

Former Vice President and General Manager, Europe

The base salary for Mr. Paulis, who was employed by Graco BVBA, a wholly-owned subsidiary, as of December 2011 was above the 50th percentile of the 2011 Towers Watson survey data. From year to year, Mr. Paulis’s base salary-to-market position had changed due to fluctuations in market data of his benchmark position. In December 2011, the MOCC approved a 3.5% increase to Mr. Paulis’s base salary to €262,116 for 2012 based on performance, including strong earnings year-over-year, operational improvements and his support of global initiatives. The base salary increase included the 3.17% cost of living indexation adjustment mandated by the Belgium government for 2012. Based on 2012 corporate net sales, corporate Adjusted EPS, European regional net sales, and European regional Adjusted EPS performance, Mr. Paulis received a €133,413 cash bonus payout under the Executive Officer Bonus Plan. Mr. Paulis’s bonus payout represented 77% of his target award. The MOCC also awarded to Mr. Paulis a discretionary bonus award in the amount of €10,001 as more fully described on pages 23 and 24. Based on the process described above for setting long-term incentive awards, Mr. Paulis received a stock option award of 18,600 shares in February 2012. Mr. Paulis retired from the Company effective December 31, 2012.

Mr. David M. Lowe

Executive Vice President, Industrial Products Division

Mr. Lowe’s base salary as of December 2011 was above the 50th percentile of the 2011 Towers Watson survey data. In December 2011, the MOCC approved a 3% increase to Mr. Lowe’s base salary to $281,631 for 2012 based on performance, including improving divisional product quality and achieving strong division sales and earnings growth year-over-year. Based on 2012 corporate and worldwide Industrial Products Division net sales and corporate and worldwide Industrial Products Division Adjusted EPS performance, Mr. Lowe received a $284,339 cash bonus payout under the Executive Officer Bonus Plan. Mr. Lowe’s bonus payout represented 144% of his target award. The MOCC also awarded to Mr. Lowe a discretionary bonus in the amount of $11,374 as more fully described on pages 23 and 24. Based on the process described above for setting long-term incentive awards, Mr. Lowe received a stock option award of 18,600 shares in February 2012.

Compensation Decisions for 2013

In December of 2012, the MOCC increased the base salaries of each of the NEOs, ranging from 3% to 4%, effective January 1, 2013. At its February 2013 meeting, the MOCC kept each NEO’s target annual cash incentive payout as a percent of base salary the same for 2013, and granted stock option awards of 135,000 shares to Mr. McHale, 28,000 shares to Mr. Graner, and 18,000 shares to each of Messrs. Johnson and Lowe.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

•

Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

•

Supplemental Long-Term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.

•

Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our CEO and the U.S.-based executive officers reporting directly to him for certain financial planning expenses to encourage them to maximize the value of their compensation and benefit programs. In 2012, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for the other U.S.-based NEOs. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the U.S. an executive physical examination program through the Mayo Clinic. This program provides a physical examination every three years for executives under age 40, every other year for executives from age 40 through 49, and every year for executives age 50 and older. Executives may be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events. Mr. Paulis, our NEO formerly employed by Graco BVBA, was also eligible for benefits and perquisites consistent with those offered to other Graco BVBA management employees.

Severance and Change of Control Arrangements

We have entered into key employee agreements with the CEO and each of the other NEOs, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating certain executive officers’ employment;

•	Protect our Company by obtaining non-compete covenants from certain executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of key employee agreement was approved by the MOCC in December 2007 after reviewing the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes each executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction, and facilitate an orderly transition. In the event of a change of control of our Company, the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the key employee agreements provide severance benefits in the case of resignation for good reason following a change of control.

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes we benefit from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Our equity awards for executive officers and certain key managers provide for accelerated vesting or lapse of restrictions upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officers’ equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Hedging and Pledging

The Company’s executive officers are prohibited from hedging Company stock. Any pledges of Company stock by an executive officer (other than the CEO or the General Counsel) must be approved in advance by the CEO and the General Counsel. Any pledges of Company stock by the CEO or the General Counsel must be approved in advance by the Governance Committee.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount we may deduct with respect to each of our NEOs (other than the CFO). This limitation does not apply to compensation that qualifies as “performance-based compensation.” Annual cash incentives meeting certain conditions and stock option awards constitute performance-based compensation and will generally be fully deductible. The MOCC believes all compensation paid to the NEOs for fiscal year 2012 will be deductible for federal income tax purposes. However, the MOCC reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible should the MOCC deem the compensation appropriate in light of its philosophies.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee

Mr. Jack W. Eugster, Chair

Mr. Eric P. Etchart

Mr. J. Kevin Gilligan

Mr. Lee R. Mitau

Ms. Martha A. Morfitt

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Named Executive Officers during the fiscal year ended December 28, 2012.(1)

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Patrick J. McHale	2012	677,475	78,170	—	2,007,187	938,042	1,012,000	15,975	4,728,849
President and Chief	2011	657,743	—	814,200	1,663,452	986,615	972,000	11,706	5,105,716
Executive Officer	2010	641,700	—	—	1,032,975	962,550	311,000	11,854	2,960,079
James A. Graner	2012	376,194	30,385	—	436,949	364,619	312,000	16,825	1,536,972
Chief Financial	2011	361,725	—	—	356,454	379,811	521,000	16,086	1,635,076
Officer	2010	344,500	—	—	325,062	361,725	136,000	23,714	1,191,001
Dale D. Johnson	2012	331,681	13,395	—	287,182	257,031	344,000	16,430	1,249,719
Vice President and	2011	322,020	—	—	237,636	337,582	479,000	12,026	1,388,264
General Manager,	2010	309,635	20,000	—	216,708	293,379	341,000	15,097	1,195,819
Contractor
Equipment Division
Simon J.W. Paulis(8)	2012	336,819	12,851	—	287,182	171,436	39,588	110,124	958,000
Former Vice	2011	352,527	—	—	237,636	349,731	103,648	107,304	1,150,846
President and	2010	323,383	—	—	216,708	312,263	88,851	107,632	1,048,837
General Manager, Europe
David M. Lowe	2012	281,631	11,374	—	287,182	284,339	175,000	21,137	1,060,663
Executive Vice	2011	273,428	—	—	237,636	287,099	169,000	17,679	984,842
President, Industrial	2010	262,912	—	—	216,708	276,057	109,000	14,800	879,477
Products Division

(1)	Also includes information with respect to the fiscal years ended December 31, 2010 and December 30, 2011 for those NEOs serving in such capacity during those fiscal years.

(2)	Bonus includes any anniversary service awards or discretionary bonuses. Additional details regarding 2012 discretionary bonus awards may be found on pages 23 and 24 of this Proxy Statement.

(3)	The amount reported in the Stock Awards column is the aggregate grant date fair value of restricted stock granted in the fiscal year. This amount represents the number of shares granted multiplied by the closing market value of $40.71 per share of common stock on the date of the grant.

(4)	The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2012 Annual Report on Form 10-K.

(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Executive Officer Annual Incentive Bonus Plan or the Executive Officer Bonus Plan, as applicable. The Executive Officer Annual Incentive Bonus Plan in which Mr. McHale participates has a 100% of base salary target payout and a 150% of base salary maximum payout. The Executive Officer Bonus Plan in which the other NEOs participate has a 70% of base salary target payout and a 105% of base salary maximum payout. See narrative preceding the Grants of Plan-Based Awards table found on page 30. At its February15, 2013 meeting, the MOCC certified that the NEOs who participated in the Annual Incentive Plans for 2012 were entitled to payouts as follows:

2012 Executive Officer Annual Incentive Bonus Plan
Named Executive Officers	Payout as a Percent of Target Opportunity	Payout as a Percent of 2012 Base Salary
Patrick J. McHale	138%	138%

2012 Executive Officer Bonus Plan
Named Executive Officers	Payout as a Percent of Target Opportunity	Payout as a Percent of 2012 Base Salary
James A. Graner	138%	97%
Dale D. Johnson	111%	77%
Simon J.W. Paulis	77%	54%
David M. Lowe	144%	101%

(6)	The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan and nonqualified excess benefits plan known as the Graco Inc. Restoration Plan. As of December, 28, 2012, the changes were as follows: Mr. McHale: $111,000 (qualified pension) and $901,000 (nonqualified restoration); Mr. Graner: $68,000 (qualified pension) and $244,000 (nonqualified restoration); Mr. Johnson: $185,000 (qualified pension) and $159,000 (nonqualified restoration); and Mr. Lowe: $85,000 (qualified pension) and $90,000 (nonqualified restoration). The amount shown for Mr. Paulis reflects the change in present value of $39,090 attributable to the fully insured pension through Delta Lloyd N.V. and the change in present value of $498 attributable to the sector pension plan.

(7)	The amounts shown in the All Other Compensation column for 2012 reflect the following for Messrs. McHale, Graner, Johnson and Lowe:

	Mr. McHale	Mr. Graner	Mr. Johnson	Mr. Lowe
Employee Investment Plan Matching Contribution	$7,500	$7,500	$7,500	$7,500
Other Perquisites	$8,475	$9,325	$8,930	$13,637
Total	$15,975	$16,825	$16,430	$21,137

The Other Perquisites consist of Company-provided incremental cost for long-term disability coverage, financial planning, spousal travel and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount.

The amount shown in the All Other Compensation column for 2012 reflects the following for Mr. Paulis:

Insurance Premium for Pension, Medical and Life	$65,196
Incremental Cost for Long Term Disability Coverage	$9,691
Metal Trade Sector Retirement Contribution	$1,684
Other Perquisites	$33,553
Total	$109,124

The Other Perquisites for Mr. Paulis consist of Company-provided spousal travel, car-related and miscellaneous expenses. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount. Benefits provided to Belgium employees are very different than those provided to employees based in the United States; however, Mr. Paulis received benefits similar to those provided to all other Belgium management employees.

(8)	Amounts for Mr. Paulis reflect average exchange rates of 1.285, 1.392 and 1.328 U.S. Dollar-to-Euro for 2012, 2011 and 2010, respectively. Mr. Paulis retired from the Company effective December 31, 2012.

Grants of Plan-Based Awards in 2012

On February 17, 2012, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the Graco Inc. 2010 Stock Incentive Plan. The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Under the Executive Officer Annual Incentive Bonus Plan, the payout to Mr. McHale, upon achievement of applicable financial measures, ranges from a minimum of 0% to a maximum of 150% of his base salary.

Under the Executive Officer Bonus Plan, the payout to the eligible NEOs, upon achievement of applicable financial measures, ranges from a minimum of 0% to a maximum of 105% of their base salary.

Grants of Plan-Based Awards for Fiscal Year Ended December 28, 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price of Common Stock on Grant	Grant Date Fair Value of Stock or Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#)	Awards(1) ($/sh)	Date ($/sh) (1)	Award ($)(2)
Patrick J. McHale	2/17/2012				130,000	49.84	49.50	2,007,187
		0	677,475	1,016,213
James A. Graner	2/17/2012				28,300	49.84	49.50	436,949
		0	263,336	395,004
Dale D. Johnson	2/17/2012				18,600	49.84	49.50	287,182
		0	232,177	348,265
Simon J.W. Paulis(3)	2/17/2012				18,600	49.84	49.50	287,182
		0	222,765	334,148
David M. Lowe	2/17/2012				18,600	49.84	49.50	287,182
		0	197,142	295,713

(1)	The Graco Inc. 2010 Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(2)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards using a value per share of $15.44.

(3)	The established base salary used in the computation for Mr. Paulis reflects an average exchange rate of 1.285 U.S. Dollar-to-Euro for 2012.

Outstanding Equity Awards at Fiscal Year Ended December 28, 2012

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 28, 2012:

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options(1,2)
	Grant Date	(#) Exercisable	(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)
Patrick J. McHale	2/17/2012	0	130,000	49.84	2/17/2022
	2/28/2011	—	—	—	—	20,000(3)	1,017,000(4)
	2/18/2011 2/12/2010	31,500 71,500	94,500 71,500	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	168,750	56,250	20.80	2/13/2019
	2/15/2008	150,000	0	35.90	2/15/2018
	6/14/2007	75,000	0	40.53	6/14/2017
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	27,000	0	27.91	2/20/2014
James A. Graner	2/17/2012	0	28,300	49.84	2/17/2022
	2/18/2011 2/12/2010	6,750 22,500	20,250 22,500	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	35,250	11,750	20.80	2/13/2019
	2/15/2008	39,000	0	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	15,000	0	38.13	2/18/2015
	2/20/2004	18,000	0	27.91	2/20/2014
Dale D. Johnson	2/17/2012	0	18,600	49.84	2/17/2022
	2/18/2011 2/12/2010	4,500 15,000	13,500 15,000	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	35,250	11,750	20.80	2/13/2019
	2/15/2008	30,000	0	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	27,000	0	27.91	2/20/2014
Simon J.W. Paulis(5)	2/17/2012	0	18,600	49.84	2/17/2022
	2/18/2011 2/12/2010	4,500 15,000	13,500 15,000	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	11,750	11,750	20.80	2/13/2019
	2/15/2008	15,000	0	35.90	2/15/2018
	2/16/2007	11,250	0	41.36	2/16/2017
	2/17/2006	11,250	0	40.68	2/17/2016
	2/20/2004	3,375	0	27.91	2/20/2014
David M. Lowe	2/17/2012	0	18,600	49.84	2/17/2022
	2/18/2011 2/12/2010	4,500 15,000	13,500 15,000	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	35,250	11,750	20.80	2/13/2019
	2/15/2008	30,000	0	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015

(1)	All data reflect the three-for-two stock split distributed on March 30, 2004.

(2)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(3)	The restricted stock grant has a three-year term and becomes fully vested on February 28, 2014, provided the Company achieves a certain net sales objective in fiscal year 2013.

(4)	Market value determined using the closing market price of $50.85 per share of common stock on the last day of the fiscal year.

(5)	In connection with Mr. Paulis’s retirement on December 31, 2102, all of Mr. Paulis’s outstanding options became fully vested. His 2004 and 2006 grants were eligible to be exercised until the earlier of their original expiration date or three years after the date of his retirement, while the remainder of his options retained their original expiration dates and other terms.

Option Exercises and Stock Vested in 2012

The following table summarizes the options exercised by each Named Executive Officer in 2012.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Patrick J. McHale	35,156	1,128,198
James A. Graner	29,250	944,332
Dale D. Johnson	49,500	1,420,838
Simon J.W. Paulis	25,875	239,515
David M. Lowe	45,000	1,215,349

(1)	The value realized on the exercise of stock options is the difference between the market price of Graco common stock at exercise and the exercise price of the stock option.

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of an executive officer involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for the severance period;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without Cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for Good Reason (as defined below):

•	Pro-rata bonus for year of termination based on performance at the target level;

•

Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code Section 409A);

•	Continued medical, dental and life insurance for the severance period;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan;

•	Reimbursement of reasonable legal fees incurred to enforce the agreement; and

•

Gross-up of income taxes, and excise taxes related to such gross-up payment, due under the “excess parachute” provisions of the Internal Revenue Code (the “Code”), subject to a reduction of benefits of up to $25,000 to avoid such taxes.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; (ii) change of 50% or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s position, duties or responsibilities as in effect immediately prior to the Change of Control; (ii) material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the executive officer in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officers agree to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is three years, followed by automatic annual renewals, unless either party gives six months’ notice of non-renewal.

Except as indicated above with respect to the CEO, the same form of agreement has been provided to each Named Executive Officer, except that Mr. Paulis, who is a resident of Belgium, received a version of the agreement that was modified as necessary to take into account local laws and prevent the duplication of any benefits. Mr. Paulis’s agreement terminated upon his retirement from the Company effective December 31, 2012.

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control Table, or Pension Benefits Table.

Pursuant to the Executive Officer Annual Incentive Bonus Plan, the Executive Officer Bonus Plan and the Incentive Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Inc. Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused vacation time. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments incurred during the fiscal year.

The following Table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 28, 2012.

Potential Payments Upon Termination or Following a Change of Control at December 28, 2012

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1) ($)	Involuntary (Not for Cause) Termination(2) ($)	Retirement ($)	Death(3) ($)	Disability(3) ($)
Patrick J. McHale
	13,015,462	2,971,638	229,900	1,246,900	1,498,096
James A. Graner
	3,633,499	808,789	157,900	157,900	408,538
Dale D. Johnson
	2,168,280	711,393	136,500	136,500	359,802
Simon J.W. Paulis(4)
	—	—	751,823	—	—
David M. Lowe
	1,874,381	523,744	34,600	34,600	226,419

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 28, 2012, which include:

•

Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. McHale is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to two times their base salary and target annual bonus.

•

The intrinsic value of restricted stock awards where vesting would be accelerated. The value of restricted stock awards is determined by multiplying the number of restricted shares by the closing price of common stock on December 28, 2012.

•

The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 28, 2012 and the option exercise price.

•

Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Inc. Restoration Plan may be found in the Pension Benefits Table and the accompanying narrative on page 37. The incremental benefit amount was determined using additional pay and earnings based on December 28, 2012 base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 28, 2012 termination date, current year bonus would be paid in accordance with the Annual Incentive Plans. See Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 28.

•	Gross-up of income taxes and related excise taxes.

•	The value of other benefits (post-employment health care premiums and life insurance premiums).

(2)

Reflects two years of base salary and target annual bonus for Mr. McHale and twelve months of base salary and target annual bonus for the other NEOs. Should our Company elect to extend the non-compete duration beyond twelve months, the payment amount for the NEOs, except for Mr. McHale, would increase.

(3)	Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches his or her Social Security normal retirement age or is no longer disabled.

(4)	Mr. Paulis retired from the Company effective December 31, 2012. Accordingly, the amount shown for Mr. Paulis is the amount he received as a lump sum on his retirement date. $736,375 is attributable to the fully insured benefit provided to him by Delta Lloyd N.V. and $15,448 is attributable to the sector pension plan. The amount in this table reflects an average exchange rate of 1.285 U.S. Dollar-to-Euro for 2012.

Retirement Benefits

Graco Employee Retirement Plan (1991 Restatement)

The Graco Employee Retirement Plan (the “Retirement Plan”) is a funded defined benefit plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of our eligible employees. Each of the U.S. Named Executive Officers is eligible for benefits under the Retirement Plan.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5% of a participant’s average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service.

Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s pension benefit is to begin prior to the participant turning age 65. If a participant continues in employment with the Company after his normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are survivor annuity form or a term certain form. A survivor annuity form is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50%, 66 2/3%, 75% or 100% (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the survivor annuity form shall be actuarially equivalent to the value of the amounts payable in the single life annuity form. Term certain form is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before his pension is to begin.

Graco Inc. Restoration Plan (2005 Statement)

Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan (the “Restoration Plan”). This plan is a nonqualified excess benefit plan, designed to provide retirement benefits to eligible executives and other highly compensated employees as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee who is a participant in the Retirement Plan and who has experienced a legislative reduction in benefits under the Graco Employee Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for several default forms of distribution. If the participant is single at the time distribution of a participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of a participant’s benefit is to commence, a participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of a participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.

The actuarial present values of accumulated benefits as of December 28, 2012 for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations referenced in footnote 1 to the Pension Benefits table.

Belgium

The Company provides all employees with Group Insurance/Benefits Plan for the benefit of Graco BVBA. Each employee of Graco BVBA is provided with a group insurance benefit that provides retirement, life and disability benefits, and Mr. Paulis received his retirement benefit when he retired on December 31, 2012.

The pension benefit provides for a retirement benefit payable the first of the month following the employee’s 65th birthday. The employee has three payment options: a lump sum; an annuity in life-only form; or conversion to another product offered by the insurance company. The employee pays one-third of the premium and Graco BVBA pays two-thirds of the premium. All Graco BVBA employees also have a sector retirement plan known as Sector Pension Plan Agoria. Graco BVBA is part of the Metal Trade sector. This additional retirement plan provides for retirement beginning the first day of the month following the employee’s 65th birthday. The retirement benefit will be paid as a one-time lump sum. Graco BVBA pays the monthly premium.

Pension Benefits at Fiscal Year Ended December 28, 2012

Name	Plan Name	Years Credited Service (#)	Present Value of Accumulated Benefit(1,2) ($)	Payments During Last Fiscal Year ($)
Patrick J. McHale	Graco Employee Retirement Plan (1991 Restatement)	23.1	661,000	—
	Graco Inc. Restoration Plan (2005 Statement)	23.1	2,506,000	—
James A. Graner	Graco Employee Retirement Plan (1991 Restatement)	38.8	1,410,000	—
	Graco Inc. Restoration Plan (2005 Statement)	38.8	1,805,000	—
Simon J.W. Paulis(3)	Group Insurance/Benefit Plan for the benefit of Graco BVBA	N/A(4)	736,375	—
	Sector Pension Plan Agoria	N/A(4)	15,448	—
Dale D. Johnson(5)	Graco Employee Retirement Plan (1991 Restatement)	36.9	1,387,000	—
	Graco Inc. Restoration Plan (2005 Statement)	36.9	1,600,000	—
David M. Lowe	Graco Employee Retirement Plan (1991 Restatement)	17.9	505,000	—
	Graco Inc. Restoration Plan (2005 Statement)	17.9	380,000	—

(1)	For details regarding the assumptions, please refer to the Graco Inc. 2012 Annual Report on Form 10-K, Part II, Item 8 Financial Statements and Supplementary Data.

(2)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits. Mr. Graner was and Mr. Johnson will be eligible for unreduced benefits upon reaching age 62.

(3)	The pension benefits provided to Mr. Paulis were provided by insured contracts through Delta Lloyd Life N.V. The amounts in the table reflect an average exchange rate of 1.285 U.S. Dollar-to-Euro for 2012.

(4)	Both the Group Insurance Benefit Plan and Sector Pension Plan were insurance contracts funded by premium contributions. As such, years of credited service were not a factor in determining the benefit amount.

(5)	Mr. Johnson is eligible for early retirement benefits under the Retirement Plan and the Restoration Plan.

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. This plan was adopted following the freezing of the Graco Inc. Deferred Compensation Plan (1992 Restatement) (the “1992 Deferred Compensation Plan”) effective December 31, 2004. Only a select group of management and highly compensated employees are eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer 1% to 50% of his or her base salary or advance sales incentive and/or 1% to 100% of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.

Effective December 31, 2004, Graco froze the 1992 Deferred Compensation Plan. A participant in the 1992 Deferred Compensation Plan could have deferred 1% to 25% of his or her base salary or advance sales incentive and/or 1% to 50% of his or her annual bonus and year-end sales incentive award. The 1992 Deferred Compensation Plan was amended August 1, 2007 to use the same measurement funds as provided for in the Deferred Compensation Plan.

A participant in the 1992 Deferred Compensation Plan is eligible for distribution upon his or her retirement on or after the date the participant attains age 55 and completes at least five years of service. The monthly amount of a participant’s benefit will be determined by dividing his or her account balance by the number of months of the payout period that was irrevocably selected by the participant upon enrollment or the number of months necessary to provide a minimum monthly payment of $1,000.

As of December 28, 2012, no executive officers were contributing to the Deferred Compensation Plan.

Nonqualified Deferred Compensation at Fiscal Year Ended December 28, 2012

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
James A. Graner(2)	0(2)	—	21,085	—	282,473

(1)	The measurement funds available under the Deferred Compensation Plan, and their annualized returns as of December 28, 2012, were as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
American Beacon Large Cap Value-Inst	Large Value Fund	AADEX	19.07
American Funds EuroPacific Growth-R4	Foreign Large Blend	REREX	19.22
T. Rowe Price Institutional Large Cap Growth	Large Growth Equity	TRLGX	17.56
DFA US Small Cap Value-Inst	Small Value	DFSVX	21.73
Vanguard Institutional Index	Large Blend	VINIX	15.98
Vanguard Small-Cap Index Inv	Small Blend	NAESX	18.05
Vanguard Total Bond Market Index-Inv	Intermediate Bond	VBMFX	4.05
JPMCB Stable Asset Income Fund-Select	Stable Value	N/A	1.62
Western Asset Core Plus Bond Portfolio-Inst	Intermediate Bond	WACPX	8.44
Vanguard Inflation-Protected Securities-Adm	Inflation-Protected Bond	VAIPX	6.90
DFA International Small Company-Inst	Foreign Small/Mid Value	DFISX	18.86
William Blair Small-Mid Cap Growth	Mid-Cap Growth	WSMDX	12.37

(2)	Mr. Graner did not contribute to the Deferred Compensation Plan during 2012 and has not since inception of this Plan. Any contributions would have been reported as salary or bonus in the year earned. The Company has never made any contributions to Mr. Graner’s account and he has never received any earnings on deferred compensation that are above-market or preferential.

CEO Succession Planning

Our Board is responsible for reviewing and approving, upon recommendation of the Management Organization and Compensation Committee, management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. Our Management Organization and Compensation Committee is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our Vice President HR, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 28, 2012.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
Equity compensation plans approved by security holders	4,929,844	$34.72	8,935,431
Equity compensation plans not approved by security holders(1)	262,575	$37.33	—
Total	5,192,419	$34.85	8,935,431

(1)	The Company has maintained one plan that did not require approval by shareholders. The Graco Inc. Employee Stock Incentive Plan (“ESIP”) is a broad-based plan designed to offer employees who are not officers of the Company the opportunity to acquire Graco stock. Under this plan, the option price is the market price on the date of the grant. Options become exercisable at such time and in such installments as the Company shall determine, and expire ten years from the date of the grant. Authorized shares remaining under the ESIP were cancelled as of April 21, 2006, with future grants to be made under the Graco Inc. Amended and Restated Stock Incentive Plan (2006) or the Graco Inc. 2010 Stock Incentive Plan.

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following information, furnished as of February 25, 2013, indicates beneficial ownership of the common shares of our Company by each director, each nominee for election as director, the Named Executive Officers and by all current directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1,2)	Percent of Common Stock Outstanding(3)	Phantom Stock Units(2)
William J. Carroll(4)	64,910	—	14,479
Eric P. Etchart	10,639	—	—
Jack W. Eugster	62,900	—	11,869
J. Kevin Gilligan	54,767	—	19,583
James A. Graner(5,6,7)	379,032	—	—
Dale D. Johnson(5)	244,882	—	—
David M. Lowe(5,6,7)	422,009	—	—
Patrick J. McHale(5,6,8)	892,069	1.45%	—
Lee R. Mitau	101,539	—	45,348
Martha A. Morfitt	92,600	—	25,961
Simon J.W. Paulis	133,611	—	—
William G. Van Dyke	72,958	—	24,008
R. William Van Sant	51,900	—	15,090
All current directors and executive officers as a group (23 persons)(4,[5,6,9,10],11)	3,298,714	5.20%

(1)	Includes shares which the non-employee directors and executive officers have a right, as of April 26, 2013, to acquire beneficial ownership of upon the exercise of vested stock options, in the following amounts: Mr. Carroll (39,400 shares), Mr. Etchart (9,250 shares), Mr. Eugster (46,900 shares), Mr. Gilligan (39,400 shares), Mr. Graner (218,325 shares), Mr. Johnson (207,650 shares), Mr. Lowe (180,650 shares), Mr. McHale (697,750 shares), Mr. Mitau (42,400 shares), Ms. Morfitt (22,900 shares), Mr. Paulis (127,600 shares), Mr. Van Dyke (42,400 shares), and Mr. Van Sant (46,900 shares). The aggregate number of shares which all current non-employee directors and executive officers have the right to acquire by this method is 289,550 and 2,231,524, respectively.

(2)	Beneficial ownership excludes phantom stock units held by each individual non-employee director as of February 25, 2013. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, by January 10 of the year following the separation of the non-employee director from service. The information in the column “Phantom Stock Units” is not required by the rules of the Securities and Exchange Commission because the phantom stock units carry no voting rights and the non-employee director has no right or ability to convert the phantom stock to common stock within 60 days of February 25, 2013. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1% if no percentage is given.

(4)	Includes 2,960 shares held in trusts for the benefit of four of Mr. Carroll’s grandchildren. Mr. Carroll’s spouse is the trustee of the trusts.

(5)	Includes 10,815 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. Graner (3,325 shares), Mr. Johnson (2,658 shares), Mr. Lowe (413 shares) and Mr. McHale (1,778 shares). The balance of the 10,815 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(6)	Includes: (i) 89,748 shares owned by the Graco Employee Retirement Plan, as to which Messrs. Graner, Lowe and McHale share voting and investment power as members of the Company’s Benefits Finance Committee; and (ii) 18,270 shares held by The Graco Foundation, as to which Messrs. Lowe and McHale share voting and investment power as directors. Messrs. Graner, Lowe and McHale disclaim beneficial ownership of these shares.

(7)	Mr. Graner pledged 23,984 shares of Graco common stock for a line of credit and 21,816 shares of Graco common stock for a margin loan. Mr. Lowe pledged 106,882 shares of Graco common stock for a line of credit. The aggregate number of shares pledged by executive officers and directors is 152,682, or 0.25% of the Company’s outstanding shares.

(8)	Excluding the shares referred to in footnote 6 above, Mr. McHale has beneficial ownership of 1.27% of the outstanding common shares of the Company.

(9)	Includes 964 shares held by an executive officer’s spouse.

(10)	Excludes Mr. Paulis’s beneficial ownership due to his retirement from the Company on December 31, 2012.

(11)	If the shares referred to in footnote 6 above as to which certain Named Executive Officers share voting power were excluded, the number of shares beneficially owned by all current directors, nominees for election as director and executive officers would be 3,190,697 shares, or 5.03% of the outstanding shares.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 31, 2012, more than 5% of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting.

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	3,729,450(2)	6.14%
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	3,249,122(3)	5.36%

(1)	Based on information of beneficial ownership as of December 31, 2012, included in a Schedule 13G/A filed by each shareholder on or before February 14, 2013.

(2)	The Vanguard Group, Inc. has sole voting power over 45,604 shares, shared voting power over 0 shares, sole dispositive power over 3,686,546 shares and shared dispositive power over 42,904 shares.

(3)	Black Rock, Inc. has sole voting and sole dispositive power over all 3,249,122 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Company’s executive officers, directors, and 10% shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2012.

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•

Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally; and

•	Whether the transaction is material to the Company.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of our Company is set at nine. There are currently nine directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines which include, among others, the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday, unless the Board waives such requirement, and the requirement to tender the director’s resignation if his or her employment status significantly changes. At the Meeting, three persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated Eric P. Etchart, J. Kevin Gilligan and William G. Van Dyke for three-year terms expiring in the year 2016. Mr. Etchart, Mr. Gilligan and Mr. Van Dyke, whose current terms expire at the Meeting, have previously been elected as directors by the shareholders of our Company. For additional information about the nominees, please see the “Nominees and Continuing Directors” section of this Proxy Statement beginning on page 5.

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a plurality of the voting power of shares present at the Meeting in order to be elected. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Messrs. Etchart, Gilligan and Van Dyke to terms expiring in 2016.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has acted as the independent registered public accounting firm for our Company since 1962. The Audit Committee of the Board, which has selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2013, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any shareholder questions.

The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2013.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory, non-binding vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;
•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;
•	Appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;
•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and
•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION TO ADOPT MAJORITY VOTING

FOR THE ELECTION OF DIRECTORS

The Board of Directors has approved, and recommends shareholder approval of, an amendment to our Restated Articles of Incorporation to require that directors receive a majority of the votes cast in an uncontested election in order to be elected to the Board.

Currently, the members of our Board are elected by a plurality of the votes present in person or by proxy at a meeting. Minnesota law requires that, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes present in person or by proxy at a meeting.

The amendment to the Restated Articles of Incorporation operates as follows:

•

Subject to the rights, if any, of holders of any preferred stock of Graco, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

•

However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

•

For purposes of the majority voting standard, a majority of the votes cast means that the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Graco that are voted “for” a director must exceed the shares voted “against” the director.

The amendment is effected by adding a new Article 7 to the Restated Articles of Incorporation, and renumbering current Articles 7 (and all references to Article 7 in current Article 7) and 8 as Articles 8 and 9, respectively. The full text of new Article 7 is attached to these materials as Appendix A. If the amendment is approved by shareholders at the Meeting, the majority voting standard will be effective following the Annual Meeting and would apply to the election of directors at the annual meeting to be held in 2014.

Under Minnesota law, an incumbent director who does not receive the requisite vote continues to serve until his or her successor is elected. Accordingly, if the proposal to amend the Restated Articles of Incorporation is approved, we will also amend our Corporate Governance Guidelines to require incumbent directors who do not receive a majority of the votes cast “for” their election to offer to tender their resignation to the Board. The Governance Committee shall make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision within 90 days after the date of the election. The Governance Committee and the Board may consider any factors or other recommendations that they consider relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision with respect to his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve his or her term and until his or her successor is duly elected. If the director’s resignation is accepted by the Board, and the Board then elects a director to fill a vacancy on the board, the Board may place the new director in the class from which the incumbent director resigned or any other class as long as the number of directors in each class after the vacancy is filled is as nearly equal as reasonably possible.

The Board of Directors recommends that shareholders vote FOR approval of the Amendment to the Restated Articles of Incorporation to adopt majority voting for the election of directors.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2014

Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2014 must submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Proxy Statement no later than November 13, 2013.

Any shareholder proposal for the Annual Meeting in year 2014 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January  25, 2014 to be considered.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Annual Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Karen Park Gallivan

Secretary

Dated March [•], 2013

APPENDIX A

ARTICLE 7

7.         Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred or preference stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article 7, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of this corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as defined in Article 5) that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock that are voted “against” that director.

A-1

GRACO INC. 88 11TH AVENUE N.E. MINNEAPOLIS, MN 55413-1894

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M54016-P33773	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

GRACO INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01) Eric P. Etchart
02) J. Kevin Gilligan
03) William G. Van Dyke

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.							☐	☐	☐

3. Approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in the Proxy Statement.							☐	☐	☐

4 Approval of an amendment to the Restated Articles of Incorporation to adopt majority voting for the election of directors.							☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and 2012 Overview and Annual Report on Form 10-K are available at

www.proxyvote.com.

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M54017-P33773

GRACO INC.

Annual Meeting of Shareholders

April 26, 2013 1:00 p.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick J. McHale and James A. Graner, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held at George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota 55413, on Friday, April 26, 2013, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 23, 2013, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side